EXHIBIT 11
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INTRUST FINANCIAL CORPORATION
Computation of Earnings Per Share
Years Ended  December 31, 1998,  1997 and 1996
(Dollars in thousands except per share data)

                                                 1998        1997         1996
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Basic Earnings Per Share:
Net income                                     $19,534     $16,664       $1,680
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Weighted average common shares outstanding   2,147,118   2,193,268    2,285,337

Basic earnings per share                         $9.10       $7.60        $0.74
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Diluted Earnings per Share:
Net Income                                     $19,534     $16,664       $1,680
Net reduction in interest expense
  assuming conversion of capital notes             652         656            *
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Net income                                     $20,186     $17,320       $1,680
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Weighted average common shares outstanding
   assuming conversion of capital notes
   and exercise of stock options             2,554,230   2,569,497    2,285,337*

Diluted earnings per share                       $7.90       $6.74        $0.74
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* For 1996,  diluted  earnings per share is  considered  to be the same as basic earnings per share, since the effect of exercise of stock options (285 shares) and the conversion of subordinated capital notes (387,178 shares) would be antidilutive.